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                                                                  Exhibit (j)(1)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated September 18, 2008 relating to the financial statements and financial highlights which appear in the July 31, 2008 Annual Reports to Shareholders of the Janus Adviser Series and our reports dated December 19, 2008, relating to the financial statements and financial highlights which appear in the October 31, 2008 Annual Reports to Shareholders of the Janus Investment Fund, which are incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Denver, Colorado
June 30, 2009